EXHIBIT 12.1
                                                                    ------------

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)


                            3 Months
                             Ended
                            March 31,                         Year Ended December 31,
                            ---------------------------------------------------------------------------
                               2002          2001          2000          1999         1998         1997
                               ----          ----          ----          ----         ----         ----
EARNINGS..............
Pre-tax income from
continuing operations.     $ 111,997      $ (524,188)   $   826,441     $ 671,955    $  695,805   $ 390,235
                           ---------     ------------  ------------   -----------  ------------ -----------
FIXED CHARGES........
Interest expensed....         35,302         164,631        126,322         99,469       86,538       79,998
Rent interest factor.         36,438         156,939        143,101        128,415      115,932       96,189
                           ---------     -----------   ------------   ------------ ------------ ------------
Total Fixed Charges           71,740         321,570        269,423        227,884      202,470      176,187
                           =========     ===========   ============   ============ ============ ============
Adjusted Earnings....       $ 183,737     $ (202,618)   $ 1,095,864     $  899,839   $  898,275   $  566,422
Ratio of Earnings to
Fixed Charges........         2.56x         -- (1)          4.07x        3.95x        4.44x        3.21x

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(1)   For the year ended December 31, 2001, we had a deficiency of earnings to fixed charges. Additional earnings of $524,188,000 would have been necessary for the year ended December 31, 2001 to provide a one-to-one coverage ratio. The decline in the ratio of earnings to fixed charges for the year ended December 31, 2001 primarily relates to lower income from operations, including restructuring and merger related charges, as compared to prior periods.